Exhibit 107

Calculation of Filing Fee Tables
SCHEDULE 14A
(Form Type)

Summit Materials, Inc.
(Name of Registrant as Specified in its Charter)

Table 1:  Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$3,001,929,600.00(1)	0.0001476	$443,084.81(2)
Fees Previously Paid	-		-
Total Transaction Valuation	$3,001,929,600.00
Total Fees Due for Filing
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$443,084.81

(1)
Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) $1,200,000,000 and (b) the product of 54,720,000 shares of Class A common stock, $0.01 par value per share (“Class A Common Stock”), of Summit Materials, Inc. multiplied by $32.93 (which is the average of the high and low share prices of the Class A Common Stock as of October 13, 2023).

(2)	The amount of the filing fee, calculated in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, was calculated by multiplying $3,001,929,600 by 0.0001476.